                           --------------------------------

                             PURCHASE AND SALE AGREEMENT

                           --------------------------------





Seller:        BONAVENTURE COUNTRY CLUB ASSOCIATES,
               a Florida general partnership


Buyer:         GOLF TRUST OF AMERICA, L.P.,
               a Delaware limited partnership



Property:      Bonaventure Golf Courses
               Weston, Florida


Purchase
Price:         $23,725,000


Effective
Date:          November 26, 1997

                                  TABLE OF CONTENTS


                                                                                  PAGE
ARTICLE 1
       DEFINITIONS; RULES OF CONSTRUCTION. . . . . . . . . . . . . . . . . . . . .  2
       1.1     Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
               (a)  Act of Bankruptcy. . . . . . . . . . . . . . . . . . . . . . .  2
               (b)  Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
               (c)  Authorizations . . . . . . . . . . . . . . . . . . . . . . . .  3
               (d)  Bill of Sale - Personal Property . . . . . . . . . . . . . . .  3
               (e)  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
               (f)  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .  3
               (g)  Closing Statements . . . . . . . . . . . . . . . . . . . . . .  3
               (h)  Current Assets . . . . . . . . . . . . . . . . . . . . . . . .  3
               (i)  Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
               (j)  Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
               (k)  Schedule of Agreements . . . . . . . . . . . . . . . . . . . .  4
               (l)  Due Diligence Period . . . . . . . . . . . . . . . . . . . . .  4
               (m)  Employment Agreements. . . . . . . . . . . . . . . . . . . . .  4
               (n)  Environmental Claim. . . . . . . . . . . . . . . . . . . . . .  4
               (o)  Environmental Laws . . . . . . . . . . . . . . . . . . . . . .  4
               (p)  Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . .  5
               (q)  FIRPTA Certificate . . . . . . . . . . . . . . . . . . . . . .  5
               (r)  Golf Club. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
               (s)  Golf Course Lease. . . . . . . . . . . . . . . . . . . . . . .  5
               (t)  Governmental Body. . . . . . . . . . . . . . . . . . . . . . .  5
               (u)  Hazardous Substances . . . . . . . . . . . . . . . . . . . . .  5
               (v)  Improvements . . . . . . . . . . . . . . . . . . . . . . . . .  5
               (w)  Intangible Personal Property . . . . . . . . . . . . . . . . .  5
               (x)  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
               (y)  Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
               (z)  Management Agreement . . . . . . . . . . . . . . . . . . . . .  6
               (aa) Mortgage Indebtedness. . . . . . . . . . . . . . . . . . . . .  6
               (ab) Operating Agreements . . . . . . . . . . . . . . . . . . . . .  6
               (ac) Owner's Title Policy . . . . . . . . . . . . . . . . . . . . .  6
               (ad) Permitted Title Exceptions . . . . . . . . . . . . . . . . . .  6
               (ae) Person . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
               (af) Preliminary Title Report . . . . . . . . . . . . . . . . . . .  6
               (ag) Property . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
               (ah) Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  6
               (ai) Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  7
               (aj) Released Parcel. . . . . . . . . . . . . . . . . . . . . . . .  7
               (ak) Restaurant Supplies. . . . . . . . . . . . . . . . . . . . . .  7
               (al) SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               (am) Seller's Organizational Documents. . . . . . . . . . . . . . .  7
               (an) State. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               (ao) Summary Sheet. . . . . . . . . . . . . . . . . . . . . . . . .  7
               (ap) Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               (aq) Tangible Personal Property . . . . . . . . . . . . . . . . . .  7
               (ar) Title Company. . . . . . . . . . . . . . . . . . . . . . . . .  7
               (as) Title Objections . . . . . . . . . . . . . . . . . . . . . . .  7


                                          i


               (at) Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               (au) WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          1.2  Rules of Construction . . . . . . . . . . . . . . . . . . . . . . .  7
               (a)  Gender.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
               (b)  Section References.. . . . . . . . . . . . . . . . . . . . . .  8
               (c)  Headings.. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
               (d)  Construction.. . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 2
       PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE. . . . . . . . . . . . . . . .  8
          2.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . .  8
          2.2  Due Diligence Period. . . . . . . . . . . . . . . . . . . . . . . . 10
               (a)  Site Inspection. . . . . . . . . . . . . . . . . . . . . . . . 10
               (b)  Inspection of Documents. . . . . . . . . . . . . . . . . . . . 11
               (c)  Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               (d)  Preliminary Title Report . . . . . . . . . . . . . . . . . . . 12
               (e)  Environmental Remediation. . . . . . . . . . . . . . . . . . . 12
               (f)  Schedule of Agreements . . . . . . . . . . . . . . . . . . . . 13
               (g)  UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . 13
               (h)  Financial Statements . . . . . . . . . . . . . . . . . . . . . 13
          2.3  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 3
       SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . 14
          3.1  Organization and Power. . . . . . . . . . . . . . . . . . . . . . . 14
          3.2  Authorization and Execution . . . . . . . . . . . . . . . . . . . . 14
          3.3  Mortgage Indebtedness . . . . . . . . . . . . . . . . . . . . . . . 14
          3.4  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . 15
          3.5  No Special Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 15
          3.6  Compliance with Existing Laws . . . . . . . . . . . . . . . . . . . 15
          3.7  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          3.8  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 16
          3.9  Operating Agreements. . . . . . . . . . . . . . . . . . . . . . . . 16
          3.10 Warranties and Guaranties . . . . . . . . . . . . . . . . . . . . . 17
          3.11 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          3.12 Condemnation Proceedings; Roadways. . . . . . . . . . . . . . . . . 17
          3.13 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          3.14 Labor Disputes and Agreements . . . . . . . . . . . . . . . . . . . 18
          3.15 Financial Information . . . . . . . . . . . . . . . . . . . . . . . 18
          3.16 Organizational Documents. . . . . . . . . . . . . . . . . . . . . . 18
          3.17 Operation of Property . . . . . . . . . . . . . . . . . . . . . . . 18
          3.18 Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          3.19 Land Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          3.20 Hazardous Substances. . . . . . . . . . . . . . . . . . . . . . . . 19
          3.21 Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          3.22 Curb Cuts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          3.23 Leased Property . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          3.24 Survival of Representations . . . . . . . . . . . . . . . . . . . . 20


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

ARTICLE 4
        BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . 21
          4.1  Organization and Power. . . . . . . . . . . . . . . . . . . . . . . 21
          4.2  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . 21
          4.3  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          4.4  Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          4.5  Authorization and Execution . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5
        CONDITIONS AND ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . 23
          5.1  As to Buyer's Obligations . . . . . . . . . . . . . . . . . . . . . 23
               (a)  Seller Deliveries. . . . . . . . . . . . . . . . . . . . . . . 23
               (b)  Representations, Warranties and Covenants. . . . . . . . . . . 23
               (c)  Title Insurance. . . . . . . . . . . . . . . . . . . . . . . . 23
               (d)  Title to Property. . . . . . . . . . . . . . . . . . . . . . . 23
               (e)  Condition of Property. . . . . . . . . . . . . . . . . . . . . 23
               (f)  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
               (g)  Liquor License . . . . . . . . . . . . . . . . . . . . . . . . 24
          5.1.1     As to Seller's Obligations . . . . . . . . . . . . . . . . . . 24
               (a)  Buyer's Deliveries . . . . . . . . . . . . . . . . . . . . . . 24
               (b)  Representations, Warranties and Covenants. . . . . . . . . . . 24

ARTICLE 6
        CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          6.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          6.2  Seller's Deliveries . . . . . . . . . . . . . . . . . . . . . . . . 25
               (a)  Seller's Certificate . . . . . . . . . . . . . . . . . . . . . 25
               (b)  The Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               (c)  The Bill of Sale - Personal Property . . . . . . . . . . . . . 25
               (d)  Evidence of Title. . . . . . . . . . . . . . . . . . . . . . . 25
               (e)  Title Requirements . . . . . . . . . . . . . . . . . . . . . . 25
               (f)  The FIRPTA Certificate . . . . . . . . . . . . . . . . . . . . 25
               (g)  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               (h)  Organizational Documents . . . . . . . . . . . . . . . . . . . 25
               (i)  Partner's Documents. . . . . . . . . . . . . . . . . . . . . . 25
               (j)  Assignment of Contracts. . . . . . . . . . . . . . . . . . . . 25
               (k)  Assignment of Facilities Agreement . . . . . . . . . . . . . . 25
               (l)  Certificate of Occupancy . . . . . . . . . . . . . . . . . . . 26
               (m)  Improvement Plans. . . . . . . . . . . . . . . . . . . . . . . 26
               (n)  Communication; Addresses . . . . . . . . . . . . . . . . . . . 26
               (o)  Tax Bills. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
               (p)  Surveys. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
               (q)  Tournament Schedule. . . . . . . . . . . . . . . . . . . . . . 26
               (r)  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . 26
               (s)  Payoff Statement . . . . . . . . . . . . . . . . . . . . . . . 26
               (t)  Tenant Notices . . . . . . . . . . . . . . . . . . . . . . . . 26
               (u)  Letter from Contractor . . . . . . . . . . . . . . . . . . . . 26
               (v)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 27
          6.3  Buyer's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . 27
               (a)  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . 27
               (b)  Assignment of Contracts. . . . . . . . . . . . . . . . . . . . 27


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

               (c)  Assignment of Facilities Agreement . . . . . . . . . . . . . . 27
               (d)  Assumption Agreement . . . . . . . . . . . . . . . . . . . . . 27
               (e)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 27
          6.4  Mutual Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . 27
               (a)  Closing Statements . . . . . . . . . . . . . . . . . . . . . . 27
               (b)  Liquor License Transfer Documents. . . . . . . . . . . . . . . 27
               (c)  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 27
          6.5  Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
          6.6  Income and Expense Allocations. . . . . . . . . . . . . . . . . . . 28
               (a)  Rents and Fees . . . . . . . . . . . . . . . . . . . . . . . . 28
               (b)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
               (c)  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
               (d)  Fuel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
               (e)  Municipal Improvement Liens. . . . . . . . . . . . . . . . . . 28
               (f)  License and Permit Fees. . . . . . . . . . . . . . . . . . . . 28
               (g)  Income and Expenses. . . . . . . . . . . . . . . . . . . . . . 28
               (h)  Miscellaneous Prorations . . . . . . . . . . . . . . . . . . . 29
          6.7  Sales Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          6.8  Accounts Receivable/Cash. . . . . . . . . . . . . . . . . . . . . . 29
          6.9  Post-Closing Adjustments. . . . . . . . . . . . . . . . . . . . . . 29
               (a)  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . 29
               (b)  Availability of Bills. . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 7
        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          7.1  Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          7.2  Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          7.3  Real Estate Broker. . . . . . . . . . . . . . . . . . . . . . . . . 30
          7.4  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . 31
          7.5  Liquor Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8
        LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
        TERMINATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          8.1  Liability of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . 32
          8.2  Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . 32
          8.3  Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . 32
          8.4  Termination by Buyer. . . . . . . . . . . . . . . . . . . . . . . . 32
          8.5  Termination by Seller . . . . . . . . . . . . . . . . . . . . . . . 33
          8.6  Costs and Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 9
        MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.1  Completeness; Modification. . . . . . . . . . . . . . . . . . . . . 34
          9.2  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.3  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 34
          9.4  Days. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.6  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.7  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
          9.8  Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
          9.9  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35


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

          9.10 Incorporation by Reference. . . . . . . . . . . . . . . . . . . . . 35
          9.11 No Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
          9.12 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 35
          9.13 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . 35
          9.14 Radon Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 36


EXHIBITS

Exhibit A -    Legal Description of the Land
Exhibit B -    Description of Improvements
Exhibit C -    Tangible Personal Property
Exhibit D -    Intangible Personal Property
Exhibit E -    Bill of Sale - Personal Property
Exhibit F -    Deed
Exhibit G -    FIRPTA Affidavit of Seller
Exhibit H -    Contracts and Operating Agreements
Exhibit I -    Due Diligence List
Exhibit J -    Warranty Disclosure Schedule
Exhibit K -    Seller's Certificate
Exhibit L -    Permitted Title Exceptions
Exhibit M -    Assignment of Contracts
Exhibit N -    Assignment of Facilities Agreement
Exhibit O -    Legal Description of Released Parcel
Exhibit P -    Litigation, Claim or Proceedings

                                  PURCHASE AGREEMENT
                                    SUMMARY SHEET



Buyer:           GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership


Seller:          BONAVENTURE COUNTRY CLUB ASSOCIATES,
                 a Florida general partnership

Effective
Date:            November 26, 1997


Golf Courses:    Bonaventure Golf Courses (East and West Courses)


Trade Name:      Bonaventure Country Club


Purchase
Price: Twenty-Three Million Seven Hundred Twenty-Five Thousand Dollars ($23,725,000)


Notice Address
of Seller:       Bonaventure Country Club Associates
                 c/o Ireland Companies
                 12000 Biscayne Boulevard
                 Miami, Florida  33181
                 Attention: Thomas K. Ireland

with a
copy to:         Rubin Baum Levin Constant Friedman & Bilzin
                 2500 First Union Financial Center
                 Miami, Florida 33131-2336
                 Attention: Martin A. Schwartz, Esq.


Notice Address
of Buyer:        Golf Trust of America, Inc.
                 14 North Adger's Wharf
                 Charleston, South Carolina  29401
                 Attention: W. Bradley Blair, II
                            Scott D. Peters

with a
copy to:         O'Melveny & Myers LLP
                 275 Battery Street, Suite 2600
                 San Francisco, California 94111-3305
                 Attention: Peter T. Healy, Esq.

                             PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between Buyer and Seller.

                                      RECITALS:

          A. Seller is the owner of the golf courses and related improvements located on the real property more particularly described in EXHIBIT A attached hereto (the "Land").

          B. Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest in and to the following:

          1. The Land, together with two 18-hole golf courses, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real estate located on the Land as more particularly described in EXHIBIT B attached hereto (the "Improvements").

          2. All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, concession agreements for spas and the like, if any (the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property").

          3. All items of tangible personal property and fixtures (if any) owned or leased by Seller and located on or used in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems and other control systems, restaurant equipment, computers or trade fixtures, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith (the "Tangible Personal Property"). A schedule of the Tangible Personal Property is attached to this Agreement as EXHIBIT C, indicating whether such Tangible Personal Property is owned or leased.

          4. All intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, tradenames (including the name "Bonaventure Country Club"), guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, to the extent transferable, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding (a) any of the aforesaid rights that Buyer elects not to acquire and, (b) subject to Section 2.1(c), the Current Assets, as hereinafter defined (collectively, the "Intangible Personal Property"). A schedule of the Intangible Personal Property is attached to this Agreement as EXHIBIT D. (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "Property".)

          C. Upon the acquisition by the Buyer of the Property, the Buyer will lease the Property to a third-party lessee pursuant to a separate lease (the "Golf Course Lease").

          NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                      ARTICLE 1
                          DEFINITIONS; RULES OF CONSTRUCTION


         1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

          (a) "ACT OF BANKRUPTCY" shall mean if a party to this agreement or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

          (b) "AFFILIATE" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

          (c) "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof as a golf course with the existing uses and operations, including clubhouse, bar and related facilities, as applicable.

          (d) "BILL OF SALE - PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Seller to Buyer, substantially in the form of EXHIBIT E attached hereto.

          (e) "CLOSING" shall mean the time that the Deed and each of the deliveries to be made by Seller (as provided in Section 6.2) and Buyer (as provided in Section 6.3) are made and each of the Closing conditions of Buyer and Seller in Sections 5.1 and 5.1.1, respectively, have been satisfied or waived.

          (f)  "CLOSING DATE" shall mean the date on which the Closing occurs.

          (g) "CLOSING STATEMENTS" shall have the meaning set forth in Section 6.4(a).

          (h) "CURRENT ASSETS" shall mean cash, accounts receivable and Inventory (as hereinafter defined) held by Seller prior to the Closing Date.

          (i) "DEED" shall mean a special warranty deed, substantially in the form of EXHIBIT F attached hereto (or lease assignment, if the Property is owned by Seller pursuant to a ground lease), conveying the title of Seller to the Real Property subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on EXHIBIT A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Owner's Title Policy (as defined herein) shall conform to the description shown on the Survey.

          (j) "DEPOSIT" shall mean the sum of Seven Hundred Fifty Thousand Dollars ($750,000) together with accrued interest thereon, which shall be deposited with Escrow Agent, and held in escrow by the Escrow Agent pursuant to the provisions of this Agreement.

          (k)  "SCHEDULE OF AGREEMENTS" shall have the meaning set forth in
Section 2.2(f).

          (l) "DUE DILIGENCE PERIOD" shall mean the period commencing at 9:00 a.m., Eastern Standard time, on the Effective Date, and continuing through 5:00 p.m., Eastern Standard time, on November 26, 1997.

          (m) "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between Seller or its managing agent and the persons employed with respect to the Property in effect as of the Effective Date.

          (n) "ENVIRONMENTAL CLAIM" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

          (o) "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and reauthorization Act of 1986, Pub. L. 99-499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution

Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Substances.

          (p)  "ESCROW AGENT" shall mean the Title Company.

          (q)  "FIRPTA CERTIFICATE" shall mean the affidavit of Seller under
Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of EXHIBIT G attached hereto.

          (r) "GOLF CLUB" shall mean any organization, club or group whereby memberships are offered by Seller for purchase in connection with golfing privileges at the Property.

          (s)  "GOLF COURSE LEASE" shall have the meaning set forth in Recital
C.

          (t) "GOVERNMENTAL BODY" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          (u) "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state of federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos;
(iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C. Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

          (v)  "IMPROVEMENTS" shall have the meaning set forth in Recital B(1).

          (w) "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(4).

          (x) "INVENTORY" shall mean the merchandise located in any pro shop or similar facility and held for sale in the ordinary course of Seller's business.

          (y)  "LAND" shall have the meaning set forth in Recital A.

          (z) "MANAGEMENT AGREEMENT" shall mean that certain Golf Course Facilities Management Agreement dated September 15, 1988, as amended, by and between Seller and Johnny LaPonzina, Inc. for management of the Property.

          (aa) "MORTGAGE INDEBTEDNESS" shall mean the indebtedness of Seller which is secured by a mortgage or deed of trust on the Property made to Textron Financial Corporation in the original principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

          (bb) "OPERATING AGREEMENTS" shall mean any management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT H attached hereto.

          (cc) "OWNER'S TITLE POLICY" shall mean a 1970 Form B American Land Title Association extended coverage owner's policy of title insurance (with mechanics' lien coverage) issued to Buyer by the Title Company, pursuant to which the Title Company insures Buyer's ownership of fee simple title (or ground lease interest, as applicable) to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions and shall include those title endorsements required by Buyer and available under Florida law. The Owner's Title Policy shall insure Buyer in the amount of the Purchase Price.

          (dd) "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property described in EXHIBIT L and those that are evidenced by a pro forma title report and not objected to by Buyer within the period described in Section 2.2(d).

          (ee) "PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trusts companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          (ff) "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
Section 2.2(d).

          (gg) "PROPERTY" shall have the meaning set forth in Recital B(4).

          (hh) "PURCHASE PRICE" shall mean Twenty-Three Million Seven Hundred Twenty-Five Thousand Dollars ($23,725,000).

          (ii) "REAL PROPERTY" shall have the meaning set forth in Recital B(2).

          (jj) "RELEASED PARCEL" shall mean that certain parcel of land more particularly described in EXHIBIT O attached hereto, which Seller proposes to release from Property prior to or at Closing.

          (kk) "RESTAURANT SUPPLIES" shall mean the consumable goods, supplies (including beverages) and all silverware, glassware, napkins, tablecloths, paper goods and related goods necessary to efficiently operate the restaurant, bar, lounge or snack shop located upon or within the Improvements.

          (ll) "SEC" shall mean the United States Securities and Exchange Commission.

          (mm) "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of Seller.

          (nn) "STATE" shall mean the state or commonwealth in which the Property is located.

          (oo) "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

          (pp) "SURVEY" shall mean the survey prepared pursuant to Section
2.2(c).

          (qq) "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(3).

          (rr) "TITLE COMPANY" shall mean a title insurance company selected by Buyer and authorized to conduct a title insurance business in the State.

          (ss) "TITLE OBJECTIONS" shall have the meaning set forth in Section 2.2(d).

          (tt) "UTILITIES" shall mean public sanitary and storm sewers, natural gas (if any exists), telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

          (uu) "WARN ACT" shall mean the Worker Adjustment Retraining and Notification Act, as amended.

     1.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

          (a) GENDER. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) SECTION REFERENCES. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

          (c) HEADINGS. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (d) CONSTRUCTION. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.


                                      ARTICLE 2
                     PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

     2.1 PURCHASE AND SALE. Seller agrees to sell and Buyer agrees to purchase the Property for the Purchase Price.

          (a) On or before November 25, 1997, Buyer shall deliver the Deposit to Escrow Agent. The Deposit shall be placed in an interest-bearing account in the name of Escrow Agent. The Deposit and interest thereon shall be tendered to Seller or Buyer, as the case may be, in accordance with terms and conditions of this Agreement. Escrow Agent shall hold the Deposit in accordance with the terms of this Agreement. Escrow Agent has agreed to act as escrow agent for the convenience of the Buyer and Seller without fee or other charges for such service. Escrow Agent shall not be liable for: (i) any acts taken in good faith but only for its intentional misconduct or gross negligence; (ii) any loss or impairment of funds in the course of collection or on deposit in a financial institution arising out of failure, insolvency or suspension of such financial institution; (iii) expiration of any time limit or other consequence of delay unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with such time limit; (iv) default, error, action or omission of any Party; (v) compliance with any legal process, subpoena, writ, order, judgment or decree, whether issued with or without jurisdiction and whether subsequently vacated, modified, set aside or reversed;
(vi) any legal effect, insufficiency or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties to this Agreement whether or not Escrow Agent prepared such instrument; or (vii) any default, error, action or omission of any party to this Agreement. Escrow Agent may rely upon the written notices, communications, orders or instructions given by any Party or reasonably believed by it to be genuine. The Parties will indemnify and hold Escrow Agent harmless against any matters directly or indirectly related to the Deposit, including, without limitation, attorneys' fees. Notwithstanding anything to the contrary in this Agreement, if prior to Closing either Party makes a demand upon Escrow Agent for the Deposit, Escrow Agent shall give notice to the other Party of such demand. Should Escrow Agent not receive an objection from the non-demanding Party to the proposed payment within 10 days after such notice, Escrow Agent is authorized to make payment to the demanding Party; if an objection is received within such 10-day period or if for any other reason Escrow Agent is in good faith uncertain about its responsibilities, it shall continue to hold the Deposit until otherwise directed by written instructions from Seller and Buyer or by final judgment of a court of competent jurisdiction. In the event of any dispute, Escrow Agent may at any time deposit the Deposit with the Clerk of the Court of the County in which the Property is located and be relieved and discharged of all obligations under this Agreement. Seller acknowledges that Rubin Baum Levin Constant Friedman & Bilzin is acting as Escrow Agent and is counsel to Seller. In the event of any dispute between Seller and Buyer, Rubin Baum Levin Constant Friedman & Bilzin shall be permitted to continue to represent Buyer in such dispute, including, without limitation, any litigation over payment of the Deposit.

          (b) Buyer shall have the option, at its sole discretion, to accept title to the Property subject to the Mortgage Indebtedness, provided Buyer can obtain the consent of the holder of the Mortgage Indebtedness to the assumption by Buyer. In the event the consent is obtained and Buyer elects to assume the Mortgage Indebtedness, the outstanding principal balance of the Mortgage Indebtedness shall be credited against the Purchase Price, and Buyer shall pay a loan assumption fee of up to one percent (1%) of the outstanding Mortgage Indebtedness. If the consent of the Mortgage Indebtedness holder cannot be obtained, then Buyer shall pay off the Mortgage Indebtedness at Closing and pay the prepayment penalty owed to the holder of the Mortgage Indebtedness, up to a maximum of four percent (4%) of the amount of the Mortgage Indebtedness. Buyer shall be responsible for all costs associated with Buyer's assumption of the Mortgage Indebtedness, including, without limitation, the lender's legal fees, the application fee, and any taxes associated with the assumption of the Mortgage Indebtedness.

          (c) Upon payment of the Purchase Price to Seller, Seller shall transfer to Buyer or Buyer's designee Fifty Thousand Dollars ($50,000) worth of Inventory, as reasonably determined by Buyer and Seller based on Seller's cost and the wholesale replacement cost thereof. Buyer or its designee shall also purchase the remainder of the Inventory (the "Remaining Inventory") for the price which Buyer or Buyer's designee could have purchased the Remaining Inventory had Buyer or Buyer's designee purchased the Remaining Inventory directly from its suppliers.

     2.2  DUE DILIGENCE PERIOD.

          (a) SITE INSPECTION. Buyer shall have the right, during the Due Diligence Period, and thereafter if Buyer notifies Seller that Buyer has elected to proceed to Closing in the manner described below, to enter upon the Property and to perform, at Seller's expense, such surveying, engineering, and environmental studies and investigations as Buyer may deem appropriate. No invasive inspection shall be performed without Seller's prior written consent (which consent shall not be unreasonably withheld or delayed, but it shall be deemed reasonable for Seller to refuse to consent to any inspections which would be materially disruptive to Seller's business). Buyer shall give not less than twenty-four (24) hours prior written notice to Seller prior to any entry upon the Property for the purpose of conducting such inspections, and such entry shall be scheduled and coordinated with Seller. At Seller's election,a representative of Seller shall be present during any entry by Buyer or Buyer's representative upon the Property for conducting said inspections. Buyer shall not cause or permit any mechanic's liens, materialmen's liens, or other liens to be filed against the Property as a result of the inspections. Buyer shall repair and restore any damage to the Property caused by entry upon the Property by Buyer or Buyer's representative. Buyer shall indemnify, defend, and hold harmless Seller and Seller's officers, directors, shareholders, partners, tenants, agents, and employees (collectively, the "Indemnified Parties"), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorneys' fees) brought, sought, or incurred by or against any of the Indemnified Parties resulting from, arising out of, or relating to, entry upon the Property or Improvements by Buyer or any of the other Buyer's representatives. The foregoing indemnification and repair and restoration obligations shall expressly survive the termination of this Agreement but survival of such obligations for any physical damage to the Property shall be limited to a period of six (6) months, at which time they shall expire unless prior to such time a lawsuit is commenced against Buyer alleging a breach of such obligations and then only to the extent of the purported breach. If such tests, studies and investigations warrant, in Buyer's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Buyer, then Buyer may elect to proceed to Closing and shall so notify Seller and the Escrow Agent, in writing, prior to the expiration of the Due Diligence Period. If for any reason Buyer does not so notify Seller and Escrow Agent of its determination to proceed to Closing prior to the expiration of the Due Diligence Period, or if Buyer notifies Seller and Escrow Agent, in writing, prior to the expiration of the Due Diligence Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate and Buyer and Escrow Agent shall be released from any further liability or obligation under this Agreement and, Buyer will deliver such reports and materials to Seller.

          (b) INSPECTION OF DOCUMENTS. During the Due Diligence Period, Seller shall make available to Buyer, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to the Property which are in, or come into, Seller's possession or control, or which Seller may attain. Such information is more particularly described in EXHIBIT I attached hereto, as the same may be amended or supplemented by Seller from time to time. Buyer acknowledges receipt of the materials described in EXHIBIT I.

          (c) SURVEY. Seller has delivered to Buyer all survey(s) of the Property, or any portion thereof, in Seller's possession. In addition, Seller shall cause the most recent survey of the Property to be certified to Buyer and Buyer's designees, and shall deliver the same to Buyer prior to Closing. Buyer may procure an ALTA/ACSM survey or a boundary survey of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the State, bearing a date not earlier than sixty (60) days from the date of its delivery and certified to both Buyer, Seller and the Title Company (and any lender or other party designated by Buyer), showing the legal description of the Land, all dimensions thereof, and showing the location of Improvements on the Land and the setbacks thereof from the property line, as well as the setbacks required by applicable zoning laws or regulations (the "Survey"). The Survey shall locate all easements which serve and affect the Land. The Survey shall reflect that no buildings or improvements located on any other property encroach upon the Land and that the Improvements located upon the Land do not encroach upon any other property. The surveyor preparing the Survey shall certify that (i) the Survey is an accurate Survey of the Land and the Improvements, (ii) that the Survey was made under the surveyor's supervision, (iii) that the Survey meets (a) the requirements of the Title Company for the issuance of the Owner's Title Policy free of any general survey exception, and (b) the minimum technical standards for land boundary surveys with improvements, set forth by applicable statutes or applicable professional organizations, and (iv) all buildings and other structures and their relation to the property lines are shown and that there are no encroachments, overlaps, boundary line disputes, easements, or claims of easements visible on the ground, other than those shown on the Survey. If Buyer has any objection to survey matters, the same shall be treated for all purposes as Title Objections within the provisions of this Agreement.

          (d) PRELIMINARY TITLE REPORT. Seller has provided to Buyer a copy of an existing title insurance policy covering the Real Property. Buyer, at its expense, shall cause an examination of title to the Property to be made and a preliminary title report to be issued (the "Preliminary Title Report"), and shall, within five (5) business days of receipt of the Preliminary Title Report by Buyer's attorneys, notify Seller of any defects in title shown by such examination that Buyer is unwilling to accept by delivering a pro forma copy of the Preliminary Title Report that reflects such unacceptable defects in title, which shall be designated as the Title Objections. The matters described in EXHIBIT L shall not be included in any title objections. Within ten (10) days after such notification, Seller shall notify Buyer whether Seller is willing to cure such defects. If Seller is willing to cure such defects, Seller shall act promptly and diligently to cure such defects at its expense. If any of such defects consist of mortgages, deeds of trust, construction or mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, and notwithstanding the foregoing, Seller shall be obligated to pay and discharge such defects at Closing except as otherwise provided for the Mortgage Indebtedness. For such purposes, Seller may use all or a portion of the cash to close. If Seller is unable to cure such defects by Closing, after having attempted to do so in good faith, or if Seller has elected not to cure any title defects by notice to Buyer ("Seller's Non-Cure Notice") Buyer shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement (which termination to be effective must be given within five (5) business days following Buyer's receipt of Seller's Non-Cure Notice) in which case Escrow Agent shall promptly return the Deposit to Buyer. Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Buyer's prior written consent. All title matters revealed by Buyer's title examination and not objected to by Buyer as provided above shall be deemed Permitted Title Exceptions. If Buyer shall fail to examine title and notify Seller of any such Title Objections by the end of the Due Diligence Period, all such title exceptions (other than those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Buyer shall not be required to take title to the Property subject to any matters which may arise subsequent to the effective date of its examination of title to the Property made during the Due Diligence Period.

          (e) ENVIRONMENTAL REMEDIATION. Seller has entered into a contract (the "Contract") with SECOR International, Inc. (the "Contractor") to complete all environmental and asbestos remediation at the Property detailed in the proposal dated June 30, 1997, prepared by SECOR for Mr. Scott Ireland, and in Section

9.2 of the Limited Asbestos Survey Report for the Property dated February 21, 1997, prepared by SECOR (collectively, the "Remediation Work"). Seller shall use its best efforts to ensure that the Remediation Work is completed by the Contractor prior to Closing. The Remediation Work shall be performed at Seller's sole cost and expense. If the Remediation Work is not completed prior to Closing, Seller shall pay Contractor for all work completed as of the date of Closing and Buyer shall receive a credit (the "Credit") against the Purchase Price in the amount of all remaining sums unpaid under the Contract. In no event shall Buyer be responsible for any costs due, or claimed to be due, to the Contractor or any other person or entity in connection with the Remediation Work over and above the amount of the Credit, and Seller hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorney's fees) arising out of the cost of the Remediation Work.

          (f) SCHEDULE OF AGREEMENTS. A disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list, setting forth the names of the members of the Golf Club, the length of their membership, the payment obligations of the members and a summary of the terms of the memberships and other matters is included in the list attached hereto as EXHIBIT H (the "Schedule of Agreements").

          (g) UCC SEARCH. Buyer shall, at its election, obtain at Buyer's expense current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State respecting Seller, together with searches for pending litigation, tax liens and bankruptcy filings in all appropriate jurisdictions.

          (h) FINANCIAL STATEMENTS. Seller has delivered to Buyer financial statements for each of the following periods: Twelve (12) months ended December 31, 1996; January 1, 1997 through September 30, 1997 and shall deliver to Seller five (5) days prior to the Closing Date for the period October 1, 1997 through the date five (5) days prior to the Closing Date. Such statements shall be certified to Buyer by Seller to be true, complete and accurate and to accurately reflect the operations at the Property for the applicable period. On or before December 5, 1997, Buyer may, at its sole cost and expense, cause such financial statements, along with Seller's operating procedures, books and records, to be reviewed by its independent certified public accountants (the "Auditor's Report"). If the Auditor's Report determines that the net operating income from the Property for the twelve (12) months ending December 31, 1996 is at least $100,000 less than the net operating income represented in the financial statements delivered by Seller, Buyer may elect to either (i) terminate this Agreement by written notice to Seller, and receive a prompt refund of the Deposit, or (ii) proceed with the transaction contemplated by this Agreement without a reduction in the Purchase Price.

     2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller at closing.

                                      ARTICLE 3
                  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          To induce Buyer to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants with respect to the Property, subject to the Warranty Schedule of Agreements attached hereto as EXHIBIT J, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

     3.1 ORGANIZATION AND POWER. Seller is duly formed or organized, validly existing and in good standing under the laws of the state of Florida and is qualified to transact business in the state of Florida and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered by or on behalf of Seller under this Agreement.

     3.2 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer at Closing as provided in Section 5.1 will be, duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations under this Agreement other than the holder of the Mortgage Indebtedness. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Seller and its representatives and agents.

     3.3 MORTGAGE INDEBTEDNESS. As of the Effective Date and as of the Closing there shall exist no defaults under the Mortgage Indebtedness or any documents executed by Seller or any Affiliate of Seller in connection therewith, with or without the giving of notice or the passage of time. Seller is responsible for all payments and all obligations, including but not limited to, any taxes, fees or additional payments, related to the release of the Released Parcel, which is currently subject to the lien of the Mortgage Indebtedness.

     3.4 NONCONTRAVENTION. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement (excluding the agreements evidencing the Mortgage Indebtedness), judgment, injunction, order, decree or other instrument binding upon Seller, or result in the creation of any lien or other encumbrance on any asset of Seller. Except as indicated on EXHIBIT L there are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to contribute or has granted an option or right of first refusal to purchase the Property or any part thereof. Except as indicated on EXHIBIT L, there are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof, except as described in item no. 4 listed on EXHIBIT L.

     3.5 NO SPECIAL TAXES. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To Seller's knowledge, there is not any proposed increase in the assessed valuation of the Real Property for tax purposes (except as may relate to the transfer contemplated by this Agreement) over the assessed valuation for 1997.

     3.6 COMPLIANCE WITH EXISTING LAWS. Seller possesses all Authorizations, each of which is valid and in full force and effect, and, to Seller's knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Seller has no knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. To Seller's knowledge, Seller has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Except as disclosed in item nos. 1 and 2 of EXHIBIT J attached hereto, Seller has no knowledge, nor has it received written notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date.

     3.7 REAL PROPERTY. To Seller's knowledge, (i) the Improvements conform in all material respects to all legal requirements, (ii) all easements necessary or appropriate for the use or operation of the Property have been obtained, (iii) all contractors and subcontractors retained by Seller who have performed work on or supplied materials to the Property have been fully paid, and all materials used at or on the Property have been fully paid for prior to the Closing Date or will be fully paid for in the ordinary course of business by Seller after the Closing Date, and Buyer shall have no responsibility for paying such contractors and subcontractors or paying for such materials, (iv) the Improvements have been completed in all material respects, and (v) all equipment necessary or appropriate for the use or operation of the Property has been installed and is presently operative in good working order. Seller has not received any written notice which is still in effect that there is, and, to Seller's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement effecting the Real Property, or any portion thereof.

     3.8 PERSONAL PROPERTY. All of the Tangible Personal Property and Intangible Personal Property being conveyed by Seller to Buyer is free and clear of all liens and encumbrances other than the Mortgage Indebtedness and will be so on the Closing Date and Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement except to the extent of approvals necessary to transfer any leased property.

     3.9 OPERATING AGREEMENTS. The Management Agreement will be terminated by Seller effective as of the Closing Date. Seller has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. Seller shall not enter into any new Operating Agreements, supply contract, vending or service contract or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind Buyer or the Property after the Closing Date, or (b)

Seller has obtained Buyer's prior written consent to such agreement or modification.

     3.10 WARRANTIES AND GUARANTIES. Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of Buyer.

     3.11 INSURANCE. All of Seller's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Seller on or before the due date therefor. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. Seller has not received any notice from any insurance company of any defect or inadequacies in the Property to any part thereof which would adversely affect the insurability of the Property, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar properties in the vicinity of the Real Property. Seller covenants that at least seven (7) days prior to Closing, Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that all of Seller's insurance policies are valid and in full force and effect and that all premiums for such policies have been paid.

     3.12 CONDEMNATION PROCEEDINGS; ROADWAYS. Seller has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property. To the best of Seller's knowledge, no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

     3.13 LITIGATION. Except as disclosed in EXHIBIT P, there is no action, suit or proceeding pending or threatened in writing against or affecting Seller or any of its properties in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Seller, (c) could materially and adversely affect the ability of Seller to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) the subject matter of which concerns any past or present employee of Seller or its managing agent, or
(f) could otherwise adversely materially affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

     3.14 LABOR DISPUTES AND AGREEMENTS. There are no labor disputes pending or, to Seller's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Seller is not a party to any employment contracts or agreements, other than the Employment Agreements, and neither Seller nor its managing agent will, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements, amend any existing Employment Agreement, except with the prior written consent of Buyer. Seller acknowledges that Buyer will not assume any of the Employment Agreements and Seller has complied with and shall be responsible for compliance with the WARN Act and any other applicable employment-related laws or ordinances. Seller has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

     3.15 FINANCIAL INFORMATION. To Seller's knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

     3.16 ORGANIZATIONAL DOCUMENTS. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

     3.17 OPERATION OF PROPERTY. Seller covenants, that between the Effective Date and the Closing Date, it will (a) operate the Property in the usual, regular and ordinary manner consistent with Seller's prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Buyer's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this Article III to be untrue as of Closing in any material respect.

          From and after the execution and delivery of this Agreement, Seller shall not, other than in the ordinary course of business, (a) make any agreements which shall be binding upon Buyer with respect to the Property, or
(b) reduce or cause to be reduced any green fees, membership fees, tournament fees, driving range fees or any other charges over which Seller has operational control. Between the Effective Date and the Closing Date, if and to the extent requested by Buyer, Seller shall deliver to Buyer such periodic information with respect to the above information as Seller customarily keeps internally for its own use. Seller agrees that it will operate the Property in accordance with the provisions of this Section 3.17 between the Effective Date and the Closing Date.

     3.18 BANKRUPTCY.  No Act of Bankruptcy has occurred with respect to Seller.

     3.19 LAND USE. The current use and occupancy of the Property for golfing and all other related purposes (including, without limitation, the sale of merchandise and food and beverages) are permitted as a matter of right as a principal use under all laws and regulations applicable thereto without the necessity of any special use permit, special exception or other special permit, (other than an alcoholic beverage permit and a food service permit) permission or consent and Seller is not aware of any proposal to change or restrict such use. Seller has all necessary certificates of occupancy or completion to operate the Property as presently operated and there are no unfulfilled conditions respecting the development of the Property.

     3.20 HAZARDOUS SUBSTANCES. Except as may be disclosed in the documents described in the Warranty Disclosure Schedule, to Seller's knowledge, (i) no Hazardous Substances are or have been located on (except in immaterial amounts used in the ordinary course for the operation or maintenance of the Property by Seller in accordance with all applicable laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property; (ii) no underground storage tanks are, or have been, located at the Property; (ii) the Property has never been used to store, treat or dispose of Hazardous Substances; and (iv) the Property and its prior uses comply with, and at all times have complied with all applicable Environmental Laws or any other governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Substances. To Seller's knowledge, there currently exist no facts or circumstances that could reasonably be expected to give rise to a material non-compliance with Environmental Laws, material environmental liability or material Environmental Claim except as may be disclosed by the documents described in the Warranty Disclosure Schedule.

     3.21 UTILITIES. All Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land and do so in accordance with valid public easements or private easements, and all of said Utilities are installed and are in working order and repair and operating as necessary for the operation of the Property and all installation and connection charges therefor have been paid in full. The sewage, sanitation, plumbing, water retention and detention, refuse disposal and utility facilities in and on and/or servicing the Real Property are adequate to service the Real Property as it is currently being used and, to Seller's knowledge, the Real Property's utilization of such facilities is in compliance with all applicable governmental and environmental protection authorities' laws, rules, regulations and requirements.

     3.22 CURB CUTS. All curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

     3.23 LEASED PROPERTY. The Personal Property identified as item nos. 7, 8, 9, 10, 11, 17 and 25 on EXHIBIT H is all of the leased property at the Property, and such exhibit reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are in good standing and free from default.

     3.24 SURVIVAL OF REPRESENTATIONS. Each of the representations, warranties and covenants contained in this Article III are intended for the benefit of Buyer. Except for the matters contained in sections 3.3, 3.11, 3.21 and 3.22 which shall not survive Closing, each of said representations, warranties and covenants shall survive the Closing for a period of one (1) year, at which time they shall expire unless prior to such time a lawsuit is commenced against Seller alleging such breach and then only to the extent of the purported breach. In the event the Buyer determines based on any third party report, due diligence document or other written documentation delivered by Seller to Buyer specifically disclosing such breach that there is a breach of any representation, warranty or covenant of Seller prior to Closing, or if Buyer's internal documentation created prior to the Closing indicates the presence of such a breach, Buyer's sole remedy shall be to terminate this Agreement and receive a return of the Deposit. No breach of any representation, warranty or covenant of Seller shall be actionable following Closing if such breach is specifically disclosed in the due diligence documents delivered to Buyer or is otherwise disclosed to Buyer in writing as indicated above prior to Closing but Buyer nevertheless elected to close. As used in this Agreement, the phrase "to Seller's knowledge" or words of similar import shall mean the actual, and not imputed or constructive, knowledge of Johnny LaPonzina or Thomas K. Ireland, and Seller represents that Johnny LaPonzina and Thomas K. Ireland are the persons with the primary oversight responsibility for the Property.


                                      ARTICLE 4
                  BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     To induce Seller to enter into this Agreement and to sell the Property, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

       4.1 ORGANIZATION AND POWER. Buyer is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

     4.2 NONCONTRAVENTION. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

     4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Buyer in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Buyer, or (b) could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

     4.4  BANKRUPTCY.  No Act of Bankruptcy has occurred with respect to Buyer.

     4.5 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Buyer to be delivered to Seller at Closing as provided in Section 5.1.1 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

                                      ARTICLE 5
                         CONDITIONS AND ADDITIONAL COVENANTS

     5.1 AS TO BUYER'S OBLIGATIONS. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

          (a) SELLER DELIVERIES. Seller shall have delivered to or for the benefit of Buyer, as the case may be, on or before the Closing Date, all of the documents required to be delivered pursuant to Section 6.2 of this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition or financial results of the operation of the Property since the Effective Date. Seller shall have performed all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Buyer on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of EXHIBIT K attached hereto.

          (c) TITLE INSURANCE. Subject to the payment of the appropriate premium, Buyer shall be able to obtain the Owner's Title Policy, subject only to the Permitted Title Exceptions.

          (d) TITLE TO PROPERTY. Seller shall be the sole owner of good and marketable fee simple title (or ground lease interest, as applicable) to the Real Property and to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the Effective Date and through and including the Closing Date that would adversely affect the status of title to the Real Property or to the Tangible Personal Property.

          (e) CONDITION OF PROPERTY. Subject to the provisions of Section 7.2, the Real Property and the Tangible Personal Property (including but not limited to the golf course, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the Effective Date, reasonable wear and tear excepted. Prior to Closing, Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to Buyer.

          (f) UTILITIES. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

          (g) LIQUOR LICENSE. Seller and Seller's principals and Buyer, or Buyer's nominee, shall have cooperated with each other, and each shall have executed such transfer forms, license applications and other documents as may be necessary to effect the obtaining of the liquor licenses, alcoholic beverage licenses and other Authorizations required hereby.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but only by an instrument in writing signed by Buyer.

     5.1.1 AS TO SELLER'S OBLIGATIONS. Seller's obligations under this are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

          (a) BUYER'S DELIVERIES. Buyer shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Buyer pursuant to this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Buyer's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and Buyer shall have performed all of its covenants and other obligations under this Agreement.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

                                      ARTICLE 6
                                       CLOSING

     6.1 CLOSING. Closing shall be held at 9:00 a.m., New York time, at the offices of Escrow Agent on January 2, 1998, as such date may be extended by mutual agreement of Buyer and Seller. If the Closing Date falls on a Saturday, Sunday or other legal holiday, the Closing shall take place on the first following business day thereafter. Possession of the Property shall be delivered to Buyer at Closing, subject only to Permitted Title Exceptions.

     6.2 SELLER'S DELIVERIES. At Closing, Seller shall deliver to Buyer all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

          (a)  SELLER'S CERTIFICATE.  The certificate required by Section
5.1(b).

          (b)  THE DEED.

          (c)  THE BILL OF SALE - PERSONAL PROPERTY.

          (d) EVIDENCE OF TITLE. Evidence of title acceptable to Buyer for any vehicle owned by Seller and used in connection with the Property.

          (e) TITLE REQUIREMENTS. Such affidavits or other documents as may be customarily required by the Title Company to issue the Owner's Title Policy including those endorsements reasonably requested by Buyer, and to eliminate the standard exceptions as exceptions thereto, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction lien, possession and gap affidavit.

          (f)  THE FIRPTA CERTIFICATE.

          (g) WARRANTIES. To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by Seller and relating to the Property, or any part thereof.

          (h) ORGANIZATIONAL DOCUMENTS. Copies of Seller's Organizational Documents certified by Seller.

          (i) PARTNER'S DOCUMENTS. Approvals and consents of the partners of Seller and their partners, authorizing (i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing, and (ii) the performance by Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of Seller, as the case may be together with good standing certificates of Seller's general partners.

          (j) ASSIGNMENT OF CONTRACTS. As assignment of the leases, contracts and agreements described in EXHIBIT H (except for item no. 1) in the form attached hereto as EXHIBIT M (the "Assignment of Contracts").

          (k) ASSIGNMENT OF FACILITIES AGREEMENT. An assignment of the golf facilities agreement described as item no. 1 in EXHIBIT H in the form attached hereto as EXHIBIT N.

          (l) CERTIFICATE OF OCCUPANCY. To the extent in existence, a valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body allowing for the use of the Real Property as a golf course and permitting the continued operation of the improvements as presently operated.

          (m) IMPROVEMENT PLANS. To the extent available, a set or copies of the plans and specifications for the Improvements.

          (n) COMMUNICATION; ADDRESSES. A written instrument executed by Seller, conveying and transferring to Buyer all of Seller's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to the Property, and, if Seller maintains a post office box solely with respect to the Property, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

          (o) TAX BILLS. All current real estate and personal property tax bills in Seller's possession or under its control.

          (p) SURVEYS. All surveys and plot plans of the Real Property in possession of or in the control of Seller.

          (q) TOURNAMENT SCHEDULE. A complete list of all scheduled tournaments, functions and the like, in reasonable detail.

          (r) ACCOUNTS RECEIVABLE. A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

          (s) PAYOFF STATEMENT. A payoff or beneficiary statement prepared by the holder of Mortgage Indebtedness setting forth the amount, including accrued interest, outstanding principal balance, escrow accounts held by the holder of the Mortgage Indebtedness and any other amounts outstanding and prepayment penalties, with respect to the Mortgage Indebtedness.

          (t) TENANT NOTICES. Written notice executed by Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer.

          (u) LETTER FROM CONTRACTOR. A letter from the Contractor certifying that all Remediation Work performed prior to Closing has been paid for by Seller, specifying the scope of Remediation Work still to be performed under the Contract and reciting the amount remaining to be paid under the Contract for completion of the Remediation Work.

          (v) MISCELLANEOUS. Any other document or instrument reasonably requested by Buyer with respect to the Property.

     6.3 BUYER'S DELIVERIES. At Closing, Buyer shall pay or deliver to Seller the following:

          (a) PURCHASE PRICE. The Purchase Price by federal funds wire to an account designated by Seller, net of the Mortgage Indebtedness if the same is to be assumed.

          (b) ASSIGNMENT OF CONTRACTS. A countersigned copy of the Assignment of Contracts.

          (c) ASSIGNMENT OF FACILITIES AGREEMENT. A countersigned copy of the Assignment of Facilities Agreement.

          (d) ASSUMPTION AGREEMENT. An assumption of the Mortgage Indebtedness together with all other documents reasonably requested from Buyer by the holder of the Mortgage Indebtedness, unless the Mortgage Indebtedness is to be satisfied on the Closing Date.

          (e) MISCELLANEOUS. Any other document or instrument reasonably requested by Seller relating to the transaction contemplated hereby.

     6.4 MUTUAL DELIVERIES. At Closing, Buyer and Seller shall mutually execute and deliver each to the other:

          (a) CLOSING STATEMENTS. A closing statement for Seller and a closing statement for Buyer (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

          (b) LIQUOR LICENSE TRANSFER DOCUMENTS. Such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered. Seller shall cause Seller's principals to join in the transfer application, if required by the state of Florida.

          (c) MISCELLANEOUS. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto, their respective counsel or the Title Company.

     6.5 CLOSING COSTS. Each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the real estate transfer taxes (documentary stamps), or other similar taxes due with respect to the transfer of title shall be paid by Seller and all charges for title insurance premiums shall be paid by Buyer. . Seller shall pay for any costs associated with any corrective instruments, and for the cost of any due diligence reports and surveys (except for the Survey) prepared by or for Buyer with respect to the Property (copies of which have previously been delivered to Buyer as provided in Section 2.2(e) of this Agreement).

     6.6 INCOME AND EXPENSE ALLOCATIONS. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer (or, at Buyer's election, between Seller and the lessee under the Golf Course Lease to the extent such income or expenses will be payable by or attributable to such lessee). Seller shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including January 1, 1998, and Buyer shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including January 1, 1998. Such adjustments shall be shown on the Closing Statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statements) and shall increase or decrease (as the case may be) the Purchase Price payable by Buyer. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at
Closing:

          (a) RENTS AND FEES. Current and prepaid rents or fees, including, without limitation, prepaid Golf Club membership fees, function receipts and other reservation receipts.

          (b)  TAXES.  Real estate and personal property taxes.

          (c) UTILITIES. Utility charges (including but not limited to charges for water, sewer and electricity).

          (d) FUEL. Value of fuel stored on the Property at the price paid for such fuel by Seller, including any taxes.

          (e) MUNICIPAL IMPROVEMENT LIENS. Municipal improvement liens where the work has physically commenced

(certified liens) shall be paid by Seller at Closing. Municipal improvement liens which have been authorized, but where the work has not commenced (pending liens) shall be assumed by Buyer.

          (f) LICENSE AND PERMIT FEES. License and permit fees and utility deposits, where transferable.

          (g) INCOME AND EXPENSES. All other income and expenses of the Property, including, but not being limited to such things as restaurant and snack bar income and expenses and the like.

          (h) MISCELLANEOUS PRORATIONS. Such other items as are usually and customarily prorated between buyers and sellers of golf course properties in the area in which the Property is located shall be prorated as of January 1, 1998, in accordance with Section 6.6. If Buyer elects to assume the Mortgage Indebtedness, Buyer shall pay to Seller at Closing an amount equal to the amount of any real estate tax or insurance impound account maintained by the holder of the Mortgage Indebtedness as security for the performance of Seller's obligations under the documents securing the Mortgage Indebtedness, provided such amount is confirmed in writing by the holder of the Mortgage Indebtedness. Seller shall disclose to Buyer the amount of any such escrows at least twenty
(20) days prior to Closing.

     6.7 SALES TAXES. Seller shall be required to pay all sales taxes and like impositions arising from the ownership and operation of the Property currently through the Closing Date.

     6.8 ACCOUNTS RECEIVABLE/CASH. Seller shall be entitled to retain (and the same shall not be deemed included in the sale to Buyer) all accounts receivable and cash attributable to events and operations at the Property for the period prior to January 1, 1998. Buyer shall be entitled to a credit at Closing for all deposits and prepaid items (I.E., membership dues, deposits, etc.) for periods after December 31, 1997.

     6.9  POST-CLOSING ADJUSTMENTS.

          (a) ACCOUNTS RECEIVABLE. Buyer shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Buyer collects same, such amounts will be promptly remitted to Seller in the form received. Buyer shall receive a credit at Closing for the amount of any security deposits held by Seller under any lease of any portion of the Property that is being assigned to Buyer in accordance herewith. Seller shall retain the right to collect all accounts receivable to which it is entitled following Closing.

          (b) AVAILABILITY OF BILLS. If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Buyer with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Seller shall pay at Closing all accrued special assessments and taxes applicable to the Property.


                                      ARTICLE 7
                                  GENERAL PROVISIONS

     7.1 CONDEMNATION. In the event of any actual taking or threatened taking (by written notice to Seller), pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Buyer promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. If Buyer elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Buyer at Closing. Seller will not settle or compromise any such proceeding without Buyer's prior written consent.

     7.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Seller. In the event that damage or destruction of the Property, or any part thereof, by fire or other casualty occurs prior to Closing which is in excess of Three Hundred Thousand Dollars ($300,000) Buyer shall, within ten (10) days after receipt from Seller of written notice of the occurrence of such damage or destruction elect, in writing, at its option, one of the following:

          (a) To terminate this Agreement, in which event each party shall be released from all obligations hereunder, and the Deposit shall immediately be returned to Buyer;

          (b) To accept from Seller the assignment of any insurance proceeds payable by reason of such damage or destruction and proceed with Closing.

In the event that damage or destruction occurs prior to Closing which is less than Three Hundred Thousand Dollars ($300,000), then Seller shall (i) assign to Buyer any insurance proceeds payable by reason of such damage or destruction, and (ii) give Buyer a credit against the Purchase Price in the amount of any deductible in connection with such insurance, and Buyer and Seller shall proceed with Closing.

     7.3 REAL ESTATE BROKER. Except for Barrington Financial Advisors, Inc. ("Broker"), Seller and Buyer each warrant and represent that it has not dealt with any other real estate broker in connection with this transaction. Each party shall indemnify the other and save and hold each other harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with the indemnifying party or as a result of having introduced such party to the Property or the other party, but Buyer will not indemnify Seller against any fees owed, or claimed to be owed, to Broker. Seller accepts sole financial responsibility for Broker and shall pay all fees due Broker pursuant to a separate agreement with Broker. Buyer acknowledges that David J. Dick, an officer of the Buyer, is a licensed California real estate broker but is not acting as a broker in relation to this Agreement.

     7.4 CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Notwithstanding the foregoing, it is acknowledged that (a) the Company is a public company and will make a public announcement concerning this transaction and that the Company anticipates that it will seek to sell shares of its common stock and other securities (collectively, the "Securities") to the general public pursuant to a public offering and that in connection therewith, Buyer will have the absolute right to market the Securities and prepare and file all necessary or required registration statements, and other papers, documents and instruments necessary or required in Buyer's judgment and that of its attorneys and underwriters to file a registration statement with respect to the Securities with the SEC and/or similar state authorities and to cause same to become effective and to disclose therein and thus to its underwriters, to the SEC and/or to similar state authorities and to the public all of the terms, conditions and provisions of this Agreement, and (b) after Closing, both Seller and Buyer may disclose, without the consent of the other, the transfer of the Property, the name of Buyer and Seller and the Purchase Price. The obligations of this Section 7.4 shall survive any termination of this Agreement.

     7.5 LIQUOR LICENSES. Seller shall transfer or cause to be transferred to Buyer or, at Buyer's discretion, Buyer's nominee (which may include the lessee under the Golf Course Lease), all liquor licenses and alcoholic beverage licenses, if any, necessary to operate the restaurant, bars, snack bars and lounges presently located within the Property, if any. To that end, Seller and Buyer, or Buyer's nominee, shall cooperate each with the other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect such transfer at Buyer's expense. If permitted under the laws of the jurisdiction in which the Property is located, the parties shall execute and file all necessary transfer forms, applications and papers with the appropriate liquor and alcoholic beverage authorities prior to Closing, to the end that the transfer shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer at the earliest date in time possible consistent with the laws of the State in order that all liquor licenses may be transferred from Seller to Buyer, or Buyer's nominee, at the earliest possible time. If under the laws of the State such licenses cannot be transferred until after the Closing of the transaction contemplated hereby, then Seller covenants and agrees that Seller will cooperate with Buyer, or Buyer's nominee, in keeping open the bars and liquor facilities of the Property between the Closing Date and the time when such liquor license transfers actually become effective, by exercising management and supervision of such facilities until such time under Seller's licenses, provided, however, that Buyer shall indemnify and hold Seller harmless from any liability, damages or claims encountered in connection with such operations during said period of time, except for Seller's gross negligence or willful misconduct.

                                      ARTICLE 8
                    LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
                                  TERMINATION RIGHTS

     8.1 LIABILITY OF BUYER. Except for any obligation expressly assumed or agreed to be assumed by Buyer under this Agreement, Buyer does not assume any obligation of Seller or any liability for claims arising out of any occurrence prior to Closing.

     8.2 INDEMNIFICATION BY SELLER. Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto which are intended to survive Closing, for a period of one (1) year following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller.

     8.3 INDEMNIFICATION BY BUYER. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Buyer pursuant hereto which are intended to survive Closing, for a period of one (1) year following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller.

     8.4 TERMINATION BY BUYER. If any condition set forth herein for the benefit of Buyer cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within ten (10) business days after notice thereof from Buyer, Buyer, at its option, may elect either (a) to terminate this Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately and Escrow Agent shall promptly return the Deposit to Buyer, or (b) to waive its right to terminate (waiving any breach or default on the part of Seller) and, instead, to proceed to Closing. If Buyer terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by Seller, or a failure by Seller to perform its obligations under this Agreement, then Buyer shall retain all remedies accruing as a result thereof, including, without limitation, specific performance; provided, however, in an action for damages, Buyer shall be limited to recovering its actual out-of-pocket damages, including all due diligence costs and third party costs, including attorneys' fees, up to a maximum amount of $750,000, provided such limitation will not limit any damages based on a claim for intentional breach by reason of refusal to transfer title to the Property. In no event shall Seller be liable for any damages for any breach of any representations and warranties disclosed in any written instrument delivered to Buyer prior to the Effective Date.

     8.5 TERMINATION BY SELLER. IN THE EVENT THAT THIS TRANSACTION DOES NOT CLOSE AS A CONSEQUENCE OF DEFAULT BY BUYER, SELLER MAY TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER, AND BUYER SHALL PAY TO SELLER, AS LIQUIDATED DAMAGES, THE DEPOSIT AND EACH PARTY'S OBLIGATIONS AND LIABILITIES UNDER THIS AGREEMENT SHALL TERMINATE, EXCEPT TO THE EXTENT OF BUYER'S INDEMNITY OBLIGATIONS UNDER SECTION 2.2(a) OF THIS AGREEMENT. THE PARTIES AGREE THAT (A) SELLER'S ACTUAL DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE IF BUYER DEFAULTS,
(B) THE DEPOSIT IS THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES SELLER WOULD SUFFER, AND (C) THE PAYMENT OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES IS NOT A PENALTY. THE DEPOSIT SHALL BE THE AMOUNT THAT SELLER IS ENTITLED TO RECEIVE AS LIQUIDATED DAMAGES; AND SELLER SHALL HAVE NO RIGHT, AND HEREBY WAIVES THE RIGHT, TO AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT OR ANY OTHER REMEDY AVAILABLE AT LAW OR IN EQUITY. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION AND SELLER'S WAIVER OF SPECIFIC PERFORMANCE BY INITIALING THIS SECTION BELOW.

Seller: /s/R. Scott Ireland               Buyer:
       -------------------------                --------------------------
                                                 President

     8.6 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

                                     ARTICLE 9
                              MISCELLANEOUS PROVISIONS

     9.1 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

     9.2 ASSIGNMENTS. Buyer may assign its rights under this Agreement to an Affiliate of Buyer without the consent of Seller. Buyer may not otherwise assign its interest herein without the prior written consent of Seller. Seller may not assign any of its rights pursuant to this Agreement without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion.

     9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     9.4 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

     9.5 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State.

     9.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     9.7 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     9.8 COSTS. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

     9.9 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

     9.10 INCORPORATION BY REFERENCE. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

     9.11 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

     9.12 FURTHER ASSURANCES. Seller and Buyer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein, to the extent the same are customarily used in Broward County, Florida for the transfer of property similar to the Property.

     9.13 CONFIDENTIALITY. Any confidential information delivered by Seller to Buyer under this Agreement shall be used solely for the purpose of acquiring the Property and Buyer will keep such information confidential; provided Buyer shall have the right to provide such information to its consultants and advisors and to disclose such information as Buyer determines is necessary or appropriate in connection with any public offering of the Securities. If Buyer does not acquire the Property, it shall deliver to Seller all copies of all due diligence information delivered to Buyer by Seller. Seller agrees to keep confidential the terms and conditions of this Agreement provided, Seller shall have the right to provide such information to its consultants and advisors and, after the Closing, may disclose the name of Buyer and the Purchase Price.

     9.14 RADON DISCLOSURE. In accordance with Section 404.056(7) of Florida Statutes, Buyer is advised that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit. The foregoing disclosure is provided to comply with state law and is for informational purposes only. Seller represents that it has not conducted radon testing with respect to the Property, is not aware of any specific radon problems at the Property and specifically disclaims any and all representations and warranties as to the absence of radon gas or radon producing conditions in connection with any building and the Property.

     IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 26th day of November 1997.


                         "BUYER"

                         GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP

                         By:  GTA GP, Inc., a Maryland
                              corporation
                              Its: General Partner

                              By:  /s/W. Bradley Blair, II
                                  --------------------------------
                              Its: President
                                  --------------------------------


                         "SELLER"

                         BONAVENTURE COUNTRY CLUB ASSOCIATES,
                         A FLORIDA GENERAL PARTNERSHIP
                         BY:  IRELAND HOTEL & SPA, LTD., PARTNER

                              BY:  IRELAND HOTEL & SPA, INC.,
                                   GENERAL PARTNER


                              By:  /s/R. Scott Ireland
                                  ---------------------------------
                                   R. Scott Ireland, President

                                         S-1